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                                                                    EXHIBIT 99.5

   ALASKA COMMUNICATIONS SYSTEMS ANNOUNCES SUCCESSFUL IPO OF ITS DIRECTORIES BUSINESS; ACS RECEIVES INITIAL GROSS PROCEEDS OF APPROXIMATELY US$160 MILLION

       OFFERING TO HELP DE-LEVERAGE ACS' BALANCE SHEET AND FUND OPERATIONS

ANCHORAGE, Alaska, May 8, 2003 (BUSINESS WIRE)-

Alaska Communications Systems Group, Inc. ("ACS") (Nasdaq:ALSK) announced today the completion of the initial public offering of its directories business through a Canadian income trust fund. The offering, which consists of 17,500,000 units of the ACS Media Income Fund priced at Cdn$10.00 per unit, raised gross proceeds of Cdn$175 million, or approximately US$125 million. ACS Media Income Fund started trading today, Thursday, May 8, 2003, on the Toronto Stock Exchange under the symbol AYP.UN.

The offering is being underwritten by a syndicate led by CIBC World Markets Inc. The Underwriters have been granted an over-allotment option, or "green shoe," to purchase up to an additional 1,500,000 Units at the issue price of Cdn$10.00 per unit, exercisable within 30 days of closing. If the "green shoe" is exercised, the proceeds will be used to purchase additional membership interests in the newly formed ACS Media LLC, the directory operating subsidiary acquired by the ACS Media Income Fund from ACS.

ACS also announced today that ACS Media LLC, completed a third party lending agreement prior to closing of US$40 million, including an undrawn line of credit of US$5 million. Prior to the over-allotment, ACS will receive initial gross proceeds of approximately US$160 million for 87.4% of ACS Media LLC, reflecting both the offering proceeds and the funds drawn from ACS Media's new credit facility.

"We will use the net proceeds from this transaction to significantly de-leverage our balance sheet and to fund our operations," commented Kevin P. Hemenway, Chief Financial Officer of ACS. "We believe the execution of this transaction is a testament to the success of our strategy in building the leading directories provider in the market and also validates our decision to spin off this business unit. We look forward to having a close working relationship with ACS Media, which will continue to be managed in Alaska by the team that has made it the largest publisher of directories in the State."

Wesley E. Carson and Wayne P. Graham will assume positions with the newly formed ACS Media, LLC as President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, as part of the transaction.

The units offered have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy the units in any state of the United States or province or territory of Canada.

ABOUT ALASKA COMMUNICATIONS SYSTEMS - ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. ACS currently serves approximately 336,000 access lines, 82,000 cellular customers, 70,000 long distance customers and 46,000 Internet customers throughout the State. More information can be found on the company's website at http://www.alsk.com.

In addition to historical information, this release includes forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of Alaska Communications. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: rapid technological developments and changes in the telecommunications industries; ongoing deregulation in the telecommunications industry as a result of the Telecommunications Act of 1996 and other similar federal and state
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legislation and the federal and state rules and regulations enacted pursuant to that legislation; regulatory limitations on the Company's ability to change its pricing for communications services; the possible future unavailability of SFAS No. 71 to the Company's wireline subsidiaries; and possible changes in the demand for the Company's products and services. In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) changes in general industry and market conditions and growth rates; changes in interest rates or other general national, regional or local economic conditions; governmental and public policy changes; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States of America; and the continued availability of financing in the amounts, at the terms and on the conditions necessary to support the Company's future business. These and other uncertainties related to the Company's business are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The information contained in this release is as of May 8, 2003. The Company undertakes no obligation to update or revise any of this information whether as a result of new information, future events or developments, or otherwise.